EXHIBIT 5.1

Hogan & Hartson L.L.P. Letterhead

September 18, 2009

Board of Directors

Array BioPharma Inc.

3200 Walnut Street

Boulder, CO 80301

Ladies and Gentlemen:

We are acting as counsel to Array BioPharma Inc., a Delaware corporation (the “Company”), in connection with the public offering of up to $25,000,000 in aggregate value of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), all of which Shares are to be sold by the Company from time to time in accordance with the terms of the Equity Distribution Agreement dated September 18, 2009 (the “Agreement”) between the Company and Piper Jaffray & Co., and as described in the prospectus supplement dated September 18, 2009 (the “Prospectus Supplement”) and the accompanying prospectus dated December 4, 2008 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-155221) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement, (ii) authorization by the

Company’s Board of Directors, or authorization by a duly authorized  pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Directors and duly authorized pricing committee thereof, of the terms pursuant to which the Shares may be sold pursuant to the Agreement, (iii) authorization by a duly authorized executive officer, designated by the pricing committee to approve notices of sales of Shares under the Agreement, of the terms of each such notice issued consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Agreement, (iv) issuance of the Shares pursuant to the terms established by the Board of Directors and the pricing committee thereof and the terms of the applicable notice of the sale of Shares, and (v) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such applicable notice, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above referenced Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.